Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Subsidiary	State of Incorporation

NextWave Wireless LLC	Delaware

NextWave Broadband Inc.	Delaware

NW Spectrum Co.	Delaware

NextWave Metropolitan Inc.	Delaware

AWS Wireless Inc.	Delaware

WCS Wireless License Subsidiary, LLC	Delaware

Inquam Norway AS	Norway

Inquam Broadband GmbH	Germany

Babian Software India Pvt India	India

Cygnus Acquisition Co.	Nova Scotia, Canada

NWGN LLC	Delaware

Hughes Systique Corporation	Delaware

Nextwave Argentina S.A.	Argentina

Infotel Argentina S.A.	Argentina

Callbi S. A.	Argentina

4253311 Canada Inc.	Ontario, Canada

4399773 Canada Inc.	Ontario, Canada

WiMAX Telecom AG	Switerland

NextWave Spectrum UK Ltd.	United Kingdom

NextWave Inversiones Ltda.	Chile

NextWave Chile Ltda.	Chile